Exhibit 26(n)(ii)
[letterhead of Sutherland, Asbill & Brennan LLP]
April 25, 2008
Western Reserve Life Assurance Co. of Ohio
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499
Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 18 to the Form N-6 registration statement for WRL Series Life Corporate Account (File No. 333-57681). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy
FRB/amv